Exhibit 99.1

Genesee & Wyoming Appoints Two New Directors to Board;

Announces Upcoming Board Changes

DARIEN, Conn.—Sept. 28, 2015—Genesee & Wyoming Inc. (G&W) (NYSE: GWR) announced today the appointment of Albert J. Neupaver and Joseph H. Pyne to its Board of Directors (the “Board”). These appointments expand the Board to 13 directors, 11 of whom are independent directors.

Mr. Neupaver serves as executive chairman of the board for Wabtec Corporation, a supplier of value-added, technology-based products and services for rail, transit and other global industries. He joined Wabtec in 2006 as president and CEO before being named chairman and CEO in 2013 and executive chairman in 2014. Under his leadership, Wabtec has more than tripled its revenues and significantly expanded its presence worldwide. Previously, he oversaw several divisions of AMETEK, Inc., and held various engineering and operations roles at Pfizer, Inc. Mr. Neupaver has a bachelor’s degree in mechanical engineering from the U.S. Naval Academy and master’s degrees in materials science and metallurgical engineering and in business administration from the University of Pittsburgh.

Mr. Pyne serves as executive chairman of the board of Kirby Corporation, the largest inland and offshore tank barge fleet operator in the United States, as well as a leading diesel engine service provider. Since 1984, he has served in various roles for Kirby and its subsidiaries, including CEO, president, executive vice president and director. During his tenure, Kirby’s revenues and earnings have grown more than 15% per year, and its market capitalization has increased from $107 million to $4.6 billion. Mr. Pyne served in the U.S. Navy from 1970-1977 after graduating from the University of North Carolina.

“Al and Joe each bring more than 30 years of transportation-industry experience and are recognized leaders in their fields,” G&W Chairman Mortimer B. Fuller III said. “We appreciate their willingness to serve as directors and look forward to benefitting from their insights and business acumen as we continue to expand our global rail business.”

In conjunction with the new appointments, Robert Melzer has informed the Board that he intends to resign from the Board following the February 2016 meeting and Philip Ringo has informed the Board that he will not stand for re-election at the end of his term in May 2016.

Chairman Fuller continued, “Bob and Phil have been members of our Board since 1997 and 1978, respectively. Their contributions to the development of G&W and the Board over many years have been exceptional. Our Board and management have the highest regard for their service. We are grateful for their commitment and pleased that they will continue awhile longer with our new directors to help preserve and transition the culture that has guided our tremendous, disciplined growth.”

About G&W

G&W owns or leases 120 freight railroads worldwide that are organized in 11 operating regions with 7,500 employees and more than 2,500 customers.

•	G&W’s nine North American regions serve 41 U.S. states and four Canadian provinces and include 113 short line and regional freight railroads with more than 13,000 track-miles.

•	G&W’s Australia Region provides rail freight services in New South Wales, the Northern Territory and South Australia and operates the 1,400-mile Tarcoola-to-Darwin rail line.

•	G&W’s U.K./Europe Region is led by Freightliner, the U.K.’s largest rail maritime intermodal operator and second-largest rail freight company. Operations also include heavy-haul in Poland and Germany and cross-border intermodal services connecting Northern European seaports with key industrial regions throughout the continent.

G&W subsidiaries provide rail service at more than 40 major ports in North America, Australia and Europe and perform contract coal loading and railcar switching for industrial customers.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release and presentation regarding Genesee & Wyoming’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year.

###